Name of Trust: VALIC Co II

Name of Fund: Small Cap Growth Fund

"Name of Sub-Adviser: J.P. Morgan Investment Management Inc.



QUARTER ENDED: 11/30/2015

Procedures Pursuant to Rule 10f-3





1	Name of Underwriters

         J.P. Morgan

         BofA Merrill Lynch
         Wells Fargo Securities

         Canaccord Genuity




2	Name of Issuer  	Penumbra, Inc. (PEN) IPO



3	Title of Security  Equity Penumbra, Inc.


4	Date of First Offering	09/18/2015


5	Amount of Total Offering  $120,000,000


6	Unit Price		     $30.00


7	Underwriting Spread or Commission  $2.10


8	Dollar Amount of Purchases	$42,000


9	Number of Shares Purchased   1,400





10	Percentage of offering purchased Assets
		by portfolio	    0.04%


11	Name(s) of Underwriter(s) or

	Dealer(s) from whom Purchased	BofA Merrill Lynch




12     Is the Adviser, any Subadviser
        or any person of which the Adviser
        or Subadviser is an "affiliated		Yes
        person", a Manager or Co-Manager
        of Offering?

13	Were Purchases Designated as Group
	Sales or otherwise allocated to the
	Adviser, any Subadviser or any person
	of whom the Adviser or Subadviser is
	an "affiliated person"?			No


14     was the offering fully subscribed   Yes